Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ACV Auctions Inc. 2021 Equity Incentive Plan of our reports dated September 28, 2026, with respect to the consolidated financial statements of Copart, Inc. and the effectiveness of internal control over financial reporting of Copart, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

October 20, 2026